Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97579, 333-89030, 333-122986, 333-121165, and 333-121160 on Form S-8 of our reports dated August 27, 2008, relating to the financial statements and financial statement schedule of SRA International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) and the effectiveness of SRA International, Inc.’s internal control over financial reporting dated August 27, 2008, appearing in this Annual Report on Form 10-K of SRA International Inc. for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

August 27, 2008